Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Acorda Therapeutics, Inc.:

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-196803)

(2)	Registration Statement (Form S-8 Nos. 333-194375, 333-164626, 333-158085, 333-131846, 333-149726, 333-174785, 333-179906, and 333-187091)

of our reports dated February 27, 2015 with respect to the consolidated financial statements of Acorda Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Acorda Therapeutics, Inc. included in this Annual Report (Form 10-K) of Acorda Therapeutics, Inc. for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 27, 2015